Exhibit (a)(1)(J)

ALTICE USA ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

NEW YORK (December 22, 2020) -- Altice USA, Inc. (NYSE: ATUS) (“Altice USA” or the “Company”) announces today the preliminary results of its modified “Dutch auction” tender offer to repurchase up to $2.5 billion of its Class A common stock which expired at one (1) minute after 11:59 p.m., New York City time, on Monday, December 21, 2020. Based on the preliminary count by American Stock Transfer & Trust Company, LLC (“AST”), the Depositary for the tender offer, 64,814,209 shares of Class A common stock were properly tendered and not properly withdrawn at or below the expected final purchase price of $36.00 per share, including shares that were tendered through notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, the Company expects to purchase 64,814,209 shares of Class A common stock at a final purchase price of $36.00 per share, for an aggregate purchase price of approximately $2.33 billion (excluding fees and expenses relating to the tender offer). These shares represent approximately 18.3% of the Company’s issued and outstanding shares of Class A common stock (or 12.0% of the Company’s total outstanding shares including both Class A and Class B common stock) as of December 21, 2020.

The number of shares to be purchased and the price per share are preliminary and are subject to verification by AST and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the applicable two trading day settlement period. The actual number of shares to be purchased and the final price per share will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by AST, and are not expected to be announced until at least December 28, 2020, three business days after the expiration of the tender offer. Promptly after such announcement, AST will issue payment for the shares validly tendered and accepted for payment under the tender offer and will return shares tendered and not purchased in the tender offer.

The Information Agent for the Offer is D.F. King & Co., Inc. All inquiries about the tender offer should be directed to the Information Agent toll free at (866) 745-0271. Goldman Sachs & Co. LLC is acting as Financial Advisor to the Company in connection with the Offer.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements with respect to the expected size and other terms of the tender offer and Altice USA’s ability to complete the tender offer and all statements other than statements of historical facts contained in this release. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.

About Altice USA

Altice USA is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

Contacts

Altice USA Investor Relations

Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Altice USA Communications

Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com